Exhibit 99.3

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page

Unaudited Condensed Consolidated Balance Sheets	2
Unaudited Condensed Consolidated Statements of Operations	3
Unaudited Condensed Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Deficit	4 – 7
Unaudited Condensed Consolidated Statements of Cash Flows	8 – 9
Notes to the Unaudited Condensed Consolidated Financial Statements	10 – 24

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$12,208	$18,196
Restricted cash	187	422
Accounts receivable, net of allowance of $256 and $374 at June 30, 2021 and December 31, 2020, respectively	40,671	71,621
Inventory	13,048	12,019
Prepaid expenses and other current assets	9,062	7,602
Total current assets	75,176	109,860
Property, plant and equipment, net	6,425	4,833
Goodwill	13,641	13,641
Intangible assets, net	7,031	7,629
Right-of-use assets, net	7,750	7,882
Other non-current assets	3,781	3,837
Total assets	$113,804	$147,682

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,890	$36,849
Deferred revenue	4,729	7,521
Other accrued expenses	26,251	22,538
Subordinated debt	10,316	10,065
Current portion of long-term debt	288	298
Total current liabilities	59,474	77,271
Long-term debt	–	2,087
Subordinated term loan - related party	36,325	34,756
Senior term loan	38,895	36,834
Other long-term liabilities	21,285	17,147
Total liabilities	155,979	168,095

Commitments and contingencies (Note 11)
Mezzanine equity:
Convertible preferred stock, $0.0001 par value; 9,293,156 shares authorized at June 30, 2021 and December 31, 2020; 4,594,410 and 4,581,404 shares issued and outstanding at June 30, 2021 and December 31, 2020	364,128	363,481

Stockholders’ deficit:
Common stock, $0.0003 par value; 10,000,000 shares authorized; 205,057 and 202,705 shares issued at June 30, 2021 and December 31, 2020, and 205,057 and 202,582 shares outstanding at June 30, 2021 and December 31, 2020	-	-
Class B Common stock, $0.0003 par value; 482,838 shares authorized; 466,952 shares issued and outstanding at June 30, 2021 and December 31, 2020	-	-
Class C Common stock, $0.0003 par value; 2,630,840 shares authorized; no shares issued and outstanding at June 30, 2021 and December 31, 2020	-	-
Additional paid-in capital	312,989	311,431
Accumulated deficit	(719,292)	(695,325)
Total stockholders’ deficit	(406,303)	(383,894)
Total liabilities, mezzanine equity and stockholders’ deficit	$113,804	$147,682

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues:
Products and software licenses	$35,041	$16,565	$74,040	$35,293
Maintenance, warranty and services	7,007	11,228	13,943	20,078
Total revenues	42,048	27,793	87,983	55,371

Cost of revenues:
Products and software licenses	21,727	11,846	45,615	23,835
Maintenance, warranty and services	1,093	1,240	2,196	2,097
Total cost of revenues	22,820	13,086	47,811	25,932
Gross profit	19,228	14,707	40,172	29,439

Operating expenses:
Research and development	15,524	12,497	29,898	25,713
Sales and marketing	7,482	6,490	14,842	14,413
General and administrative	4,445	3,915	8,900	7,947
Amortization of intangibles	299	389	598	778
Loss on sale of assets	–	–	–	22
Total operating expenses	27,750	23,291	54,238	48,873

Loss from operations	(8,522)	(8,584)	(14,066)	(19,434)

Interest expense, net	(2,512)	(1,606)	(4,950)	(3,196)
Gain on extinguishment of debt	2,096	-	2,096	-
Other expense, net	(1,388)	(770)	(6,880)	(1,240)

Loss before income taxes	(10,326)	(10,960)	(23,800)	(23,870)

Income tax expense	(92)	(93)	(167)	(198)

Net loss	$(10,418)	$(11,053)	$(23,967)	$(24,068)

Loss per share - basic and diluted	$(15.55)	$(16.51)	$(35.78)	$(35.95)
Weighted average shares outstanding - basic and diluted	670,043	669,534	669,839	669,534

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

(in thousands, except for share data)

Three Months Ended June 30, 2021
Convertible Preferred Stock
	Series B Shares	Series B-1 Shares	Series C Shares	Series C-1 Shares	Series D Shares	Series D-1 Shares	Series D-2 Shares	Series E Shares	Series E-1 Shares	Series F Shares	Series F-1 Shares	Series G Shares	Series H Shares	Total Shares	Total Mezzanine Equity
Balance at March 31, 2021	-	72,123	-	416,667	1,080,993	325,203	370,000	615,231	393,511	352,076	46,325	740,987	181,294	4,594,410	$364,128
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Conversion of debt to preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance at June 30, 2021	-	72,123	-	416,667	1,080,993	325,203	370,000	615,231	393,511	352,076	46,325	740,987	181,294	4,594,410	$364,128

	Six Months Ended June 30, 2021
	Convertible Preferred Stock
	Series B Shares	Series B-1 Shares	Series C Shares	Series C-1 Shares	Series D Shares	Series D-1 Shares	Series D-2 Shares	Series E Shares	Series E-1 Shares	Series F Shares	Series F-1 Shares	Series G Shares	Series H Shares	Total Shares	Total Mezzanine Equity
Balance at December 31, 2020	-	72,123	-	416,667	1,080,993	325,203	370,000	615,231	393,511	352,076	46,325	740,987	168,288	4,581,404	$363,481
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Conversion of debt to preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-	-	-	-	-	-	-	13,006	13,006	647
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance at June 30, 2021	-	72,123	-	416,667	1,080,993	325,203	370,000	615,231	393,511	352,076	46,325	740,987	181,294	4,594,410	$364,128

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT (CONTINUED)

(in thousands, except for share data)

	Three Months Ended June 30, 2021
	Common Stock			Additional
	Common Shares	Common B Shares	Par Value	Paid-In Capital	Accumulated Deficit	Total
Balance at March 31, 2021	202,582	466,952	$-	$312,092	$(708,874)	$(396,782)
Net loss	-	-	-	-	(10,418)	(10,418)
Conversion of debt to preferred stock	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-
Exercise of common stock options	2,475	-	-	69	-	69
Share-based compensation expense	-	-	-	828	-	828
Balance at June 30, 2021	205,057	466,952	$-	$312,989	$(719,292)	$(406,303)

	Six Months Ended June 30, 2021
	Common Stock			Additional
	Common Shares	Common B Shares	Par Value	Paid-In Capital	Accumulated Deficit	Total
Balance at December 31, 2020	202,680	466,952	$-	$311,431	$(695,325)	$(383,894)
Net loss	-	-	-	-	(23,967)	(23,967)
Conversion of debt to preferred stock	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-
Exercise of common stock options	2,475	-	-	69	-	69
Share-based compensation expense	-	-	-	1,489	-	1,489
Balance at June 30, 2021	205,057	466,952	$-	$312,919	$(719,292)	$(406,303)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

(in thousands, except for share data)

	Three Months Ended June 30, 2020
	Convertible Preferred Stock
	Series B Shares	Series B-1 Shares	Series C Shares	Series C-1 Shares	Series D Shares	Series D-1 Shares	Series D-2 Shares	Series E Shares	Series E-1 Shares	Series F Shares	Series F-1 Shares	Series G Shares	Series H Shares	Total Shares	Total Mezzanine Equity
Balance at March 31, 2020	72,123	-	416,667	-	1,450,993	325,203	-	615,231	393,511	352,076	46,325	464,566	-	4,136,695	$338,431
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Conversion of debt to preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-	-	-	-	-	-	113,281	-	113,281	6,975
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance at June 30, 2020	72,123	-	416,667	-	1,450,993	325,203	-	615,231	393,511	352,076	46,325	578,387	-	4,250,516	$345,406

	Six Months Ended June 30, 2020
	Convertible Preferred Stock
	Series B Shares	Series B-1 Shares	Series C Shares	Series C-1 Shares	Series D Shares	Series D-1 Shares	Series D-2 Shares	Series E Shares	Series E-1 Shares	Series F Shares	Series F-1 Shares	Series G Shares	Series H Shares	Total Shares	Total Mezzanine Equity
Balance at December 31, 2019	72,123	-	416,667	-	1,450,993	325,203	-	615,231	393,511	352,076	46,325	-	-	3,672,129	$309,923
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Conversion of debt to preferred stock	-	-	-	-	-	-	-	-	-	-	-	383,266	-	383,266	23,517
Issuance of preferred stock, net of issuance Costs	-	-	-	-	-	-	-	-	-	-	-	195,121	-	195,121	11,966
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance at June 30, 2020	72,123	-	416,667	-	1,450,993	325,203	-	615,231	393,511	352,076	46,325	578,387	-	4,250,516	$345,406

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT (CONTINUED)

(in thousands, except for share data)

	Three Months Ended June 30, 2020
	Common Stock			Additional
	Common Shares	Common B Shares	Par Value	Paid-In Capital	Accumulated Deficit	Total
Balance at March 31, 2020	202,582	466,952	$-	$309,280	$(682,697)	$(373,417)
Net loss	-	-	-	-	(11,053)	(11,053)
Conversion of debt to preferred stock	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-
Share-based compensation expense	-	-	-	495	-	495
Balance at June 30, 2020	202,582	466,952	$-	$309,775	$(693,750)	$(383,975)

	Six Months Ended June 30, 2020
	Common Stock			Additional
	Common Shares	Common B Shares	Par Value	Paid-In Capital	Accumulated Deficit	Total
Balance at December 31, 2019	202,582	466,952	$-	$308,788	$(669,682)	$(360,894)
Net loss	-	-	-	-	(24,068)	(24,068)
Conversion of debt to preferred stock	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-
Share-based compensation expense	-	-	-	987	-	987
Balance at June 30, 2020	202,582	466,952	$-	$309,775	$(693,750)	$(383,975)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(23,967)	$(24,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,129	2,346
Foreign exchange gain on long-term debt	(1)	(12)
Bad debt expense	138	–
Gain on extinguishment of debt	(2,096)	-
Share-based compensation	1,489	987
Total adjustments	1,659	3,321
Changes in operating assets and liabilities:
Decrease in accounts receivable	30,812	3,016
(Increase) decrease in inventory	(1,029)	2,886
(Increase) decrease in prepaid expenses and other current assets	(1,460)	977
Decrease (increase) in other operating assets	56	(15)
(Decrease) in accounts payable	(18,959)	(5,566)
(Decrease) increase in deferred revenue	(2,792)	391
Increase (decrease) in other accrued expenses	3,713	(368)
Increase in other long-term liabilities	4,270	1,797
Increase in accrued interest on long-term debt	3,881	1,800
Net cash used in operating activities	(3,816)	(15,829)

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,123)	(404)
Net cash used in investing activities	(3,123)	(404)

Cash flows from financing activities:
Borrowings under line of credit, net	–	1,790
Borrowings under other long-term debt	–	2,073
Proceeds from the exercise of stock options	69	–
Proceeds from the sale of Series G stock, net	–	11,913
Proceeds from the sale of Series H stock, net	505	–
Proceeds from the issuance of Series H warrants	142	–
Net cash provided by financing activities	716	15,776

Net decrease in cash, cash equivalents and restricted cash	(6,223)	(457)

Cash, cash equivalents and restricted cash, beginning of year	18,618	3,013

Cash, cash equivalents and restricted cash, end of period	$12,395	$2,556

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	Six Months Ended June 30,
	2021	2020

Supplemental disclosures of cash flow information
Cash paid for interest	$4,938	$3,144
Cash paid for income taxes	$976	$448

Supplemental disclosure of non-cash financing activities:
Issuance of preferred stock upon conversion of debt	$-	$23,571
Conversion of debt to preferred stock	$-	$(23,571)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION

Business

Airspan Networks Inc. (“Airspan” or the “Company”) designs and produces wireless network equipment for 4G and 5G networks for both mainstream public telecommunications service providers and private network implementations. Airspan provides Radio Access Network (“RAN”) products based on Open Virtualized Cloud Native Architectures that support technologies including 5G new radio (“5G NR”) Long Term Evolution (“LTE”) and Fixed Wireless standards operating in licensed, lightly-licensed and unlicensed frequencies.

The market for the Company’s wireless systems includes mobile carriers, other public network operators and private and government network operators for command and control in industrial and public safety applications such as smart utilities, defense, transportation, mining and oil and gas. The Company’s strategy applies the same network technology across all addressable sectors.

The Company’s main operations are in Slough, United Kingdom (“U.K.”); Mumbai, India; Tokyo, Japan; Airport City, Israel; Santa Clara, California; and with corporate headquarters in the United States (“U.S.”) in Boca Raton, Florida.

Basis of Presentation and Principles of Consolidation

The accompanying condensed financial statements include the accounts of the Company, its wholly-owned subsidiaries and Airspan IP Holdco LLC (“Holdco”) – 99.8% owned by Airspan. Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or loss of Holdco. The non-controlling interest in net assets of this subsidiary, and the net income or loss attributable to the non-controlling interest, were not recorded by the Company as they are considered immaterial. All significant inter-company balances and transactions have been eliminated in consolidation. The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The Company’s interim condensed consolidated financial statements and related notes are unaudited. In the opinion of management, all adjustments (including normal recurring adjustments) and disclosures necessary for a fair presentation of these interim financial statements have been included. The results reported in these interim financial statements are not necessarily indicative of the results that may be reported for the entire year. Certain information and footnote disclosures required by GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s financial statements as of and for the year ended December 31, 2020, included in New Beginnings Acquisition Corporation’s (“NBA”) S-4 registration statement (File No. 333-256137) (“NBA’s S-4”). The Edgar file can be found at: https://www.sec.gov/Archives/edgar/data/1823882/000182912621006591/newbeginnings_s4a.htm.

Liquidity

The Company has historically incurred losses from operations. In the past, these losses have been financed through cash on hand or capital raising activities including borrowings or the sale of newly issued shares.

The Company had $75.2 million of current assets and $59.5 million of current liabilities at June 30, 2021. During the six months ended June 30, 2021, the Company used $3.8 million in cash flow from operating activities. The Company is investing heavily in 5G research and development and the Company expects to continue to use cash from operations during 2021 and through the first half of 2022. Cash on hand and borrowing capacity under the Fortress Credit Agreement (see Note [8]) may not allow the Company to reasonably expect to meet its forecasted cash requirements.

Going concern

The accompanying condensed consolidated financial statements have been prepared and are presented assuming the Company’s ability to continue as a going concern. As discussed in Note 8 to the financial statements, the Company’s Senior Term Loan requires certain prospective financial covenants to be met. The Company’s business plan for 2021 and first half of 2022 contemplates increased revenue and reduced operating losses to achieve satisfaction of the financial covenants. Given the continued uncertainty in the global markets, in the event that the Company was unable to achieve these prospective covenants, the Company’s Senior Term Loan (see Note 8) and the Subordinated Loan (see Note 7) could become due prior to the maturity date.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

In order to address the need to satisfy the Company’s continuing obligations and realize its long-term strategy, management has taken several steps and is considering additional actions to improve its operating and financial results, which the Company expects will be sufficient to meet the prospective covenants of the Company’s Senior Term Loan and provide the ability to continue as a going concern, including the following:

•	focusing the Company’s efforts to increase sales in additional geographic markets;
•	continuing to develop 5G product offerings that will expand the market for the Company’s products;
•	continuing to evaluate and implement cost reduction initiatives to reduce non-strategic costs in operations and expand the Company’s labor force in lower cost geographies; and
•	renegotiating and replacing debt facilities and raising additional funds for operations.

On March 8, 2021, the Company announced that it entered into a definitive business combination agreement with NBA (NYSE American: NBA), a special purpose acquisition company (“SPAC”). Upon closing of the transactions contemplated by this agreement (“SPAC Transaction”), expected in the third quarter of 2021, the post-combination Company’s common stock will continue to be listed on the NYSE American and trade under the ticker symbol “MIMO.” The Company expects that the SPAC Transaction will provide additional access to capital and new funding sources that were not available previously to the Company.

There can be no assurance that the above actions will be successful. If the Company is unable to successfully complete the SPAC Transaction, the Company’s current cash balance will be insufficient to satisfy repayment demands from its lenders if the Company does not meet the prospective financial covenants of the Senior Term Loan and the Senior Term Loan becomes due prior to maturity. There is no assurance that the SPAC Transaction will be completed, or that new or renegotiated financing will be available or that if available, will be on satisfactory terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

COVID-19 Update

The spread of COVID-19, a novel strain of coronavirus, has and continues to alter the behavior of business and people in a manner that is having negative effects on local, regional and global economies. The COVID-19 pandemic continues to have an impact with short-term disruptions on our supply chains, as governments take robust actions to minimize the spread of localized COVID-19 outbreaks. As a further consequence of the COVID-19 pandemic, component lead times have extended as demand outstrips supply on certain components, including semiconductors. These extended lead times have caused us to extend our forecast horizon with our contract manufacturing partners and has increased the risk of supply delays. The Company cannot at this time accurately predict what effects, or their extent, the coronavirus outbreak will have on the remainder of its 2021 operating results, due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, the length of voluntary business closures and governmental actions taken in response to the outbreak. More generally, a widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could affect demand for its products and therefore impact the Company’s results.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no changes to the Company’s significant accounting policies described in our audited consolidated financial statements as of and for the year ended December 31, 2020 that have had a material impact on our condensed consolidated financial statements and related notes.

Significant Concentrations

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents in highly rated financial instruments. The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The Company’s accounts receivable are derived from sales of its products and approximately and 58.1% and 60.4% of product sales were to non-U.S. customers for the three months ended June 30, 2021 and 2020, respectively and approximately and 63.3% and 62.7% of product sales were to non-U.S. customers for the six months ended June 30, 2021 and 2020, respectively. Three customers accounted for $23.7 million or 58.2% of the net accounts receivable balance at June 30, 2021 and two customers accounted for $52.6 million or 73% of the net accounts receivable balance at December 31, 2020. The Company requires payment in advance or payment security in the form of a letter of credit to be in place at the time of shipment, except in cases where credit risk is considered to be acceptable. The Company’s top 3 customers accounted for 59.0% and 68.8% of revenue for the three months ended June 30, 2021 and 2020, respectively, and 59.3% and 64.1% of revenue for the six months ended June 30, 2021 and 2020, respectively. For the three and six months ended June 30, 2021, the Company had two customers whose revenue was greater than 10% of the three and six month period’s total revenue. For the three and six months ended June 30, 2020, the Company had three customers whose revenue was greater than 10% of the three and six month period’s total revenue.

The Company received 89.8% and 83.4% of goods for resale from five suppliers in the three months ended June 30, 2021 and 2020, respectively. The Company received 92.5% and 78.1% of goods for resale from five suppliers in the six months ended June 30, 2021 and 2020, respectively. The Company outsources the manufacturing of its base station products to contract manufacturers and obtains subscriber terminals from vendors in the Asia Pacific region. In the event of a disruption to supply, the Company would be able to transfer the manufacturing of base stations to alternate contract manufacturers and has alternate suppliers for the majority of subscriber terminals.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04 (amended by ASU 2019-10), “Intangibles – Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment.” which simplifies the test for goodwill impairment by removing the second step of the test. There is a one-step qualitative test and does not amend the optional qualitative assessment of goodwill impairment. The new standard was adopted by the Company on January 1, 2021, and it did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” which requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customers in a software licensing arrangement. The new standard was adopted by the Company on January 1, 2021, and it did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income taxes (Topic 740): Simplifying the Accounting for Income Taxes.” which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends the existing guidance. The new standard was adopted by the Company on January 1, 2021, and it did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. The new standard will be adopted by the Company on January 1, 2022. The new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options”. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic The new standard will be adopted by the Company on January 1, 2022. The new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the LIBOR, regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. This accounting standards update provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. This new guidance may be adopted by the Company no later than December 1, 2022, with early adoption permitted. The potential adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

In June 2016, the FASB issued ASU No. 2016-13 (amended by ASU 2019-10), “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, regarding the measurement of credit losses for certain financial instruments.” which replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model is based on historical experience, adjusted for current conditions and reasonable and supportable forecasts. The Company is required to adopt the new guidance on January 1, 2023. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

3.	REVENUE RECOGNITION

The following is a summary of revenue by category (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Products sales	$34,458	$15,633	$72,512	$33,892
Non-recurring engineering (“NRE”)	4,771	5,387	6,896	8,652
Product maintenance contracts	327	2,901	3,252	5,797
Professional service contracts	1,909	2,940	3,795	5,629
Software licenses	527	728	1,114	949
Other	56	204	414	452
Total revenue	$42,048	$27,793	$87,983	$55,371

For all of the Company’s product sales, revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied), which typically occurs at shipment of the product. For product sales, the Company generally does not grant return privileges, except for defective products during the warranty period. Sales taxes collected from customers are excluded from revenues.

Revenue from non-recurring engineering is recognized at a point in time or over-time depending on if the customer controls the asset being created or enhanced. For new product design or software development services, the customer does not control the asset being created, the customer is not simultaneously receiving or consuming the benefits from the work performed and the work performed has alternative use to the Company. Therefore, revenue related to these projects is recognized at a point in time which is when the specified developed technology has been delivered and accepted by the customer. Revenue recognized at a point in time for these services amounted to $1.4 million and $3.2 million for the three months ended June 30, 2021 and 2020, respectively and $3.5 million and $4.6 million for the six months ended June 30, 2021 and 2020, respectively. For services performed on a customer’s owned asset, since the customer controls the asset being enhanced, revenue is recognized over time as services are rendered. Revenue recognized over time for these services using a cost-based input method amounted to $3.4 million and $2.2 million for the three months ended June 30, 2021 and 2020, respectively, and $3.4 million and $4.0 million for the six months ended June 30, 2021 and 2020, respectively. The Company is allowed to bill for services performed under the contract in the event the contract is terminated.

Revenue from professional service contracts primarily relates to training and other consulting arrangements performed by the Company for its customers. Revenues from professional services contracts provided on a time and materials basis are recognized when the Company has the right to invoice under the practical expedient as amounts correspond directly with the value of the services rendered to date.

Revenue from product maintenance contracts is recognized over time as the Company’s performance obligations are satisfied. This is typically the contractual service period, which is generally one year. Maintenance and support services are a distinct performance obligation that includes the stand-ready obligation to provide telephone support, bug fixes and unspecified software upgrades and updates provided on a when-and-if-available basis and/or extended hardware warranty, which is considered a service type warranty.

Revenue from software licenses is primarily related to the sale of perpetual licenses to customers. The software delivered to the customer has stand-alone functionality and the customer can use the intellectual property as it exists at any time. Therefore, the Company recognizes revenue when the software license is delivered to the customer. There are no further performance obligations once the software license is delivered to the customer.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Payment terms to customers generally range from net 30 to 120 days from invoice, which are considered to be standard payment terms. The Company assesses its ability to collect from its customers based primarily on the creditworthiness and past payment history of the customer. The Company has elected to apply the practical expedient that allows an entity to not adjust the promised amount of consideration in customer contracts for the effect of a significant financing component when the period between the transfer of product and services and payment of the related consideration is less than one year. The estimated cost of any post-sale obligations, including basic product warranties, is accrued at the time revenue is recognized based on a number of factors, which include historical experience and known conditions that may impact future warranty costs.

The Company accounts for shipping and handling activities as a fulfilment cost rather than an additional promised service. Therefore, revenue related to shipping and handling activities is included in product revenues. Shipping and handling costs are accrued and recorded as cost of revenue when the related revenue is recognized. Billings to customers for reimbursement of out-of-pocket expenses, including travel, lodging and meals, are recorded as revenue, and the associated costs incurred by the Company for those items are recorded as cost of revenue. Revenue related to the reimbursement of out-of-pocket costs are accounted for as variable consideration.

Contract Balances

A contract asset is recorded when revenue is recognized in advance of our right to receive consideration (i.e., we must perform additional services in order to receive consideration). Amounts are recorded as receivables when our right to consideration is unconditional. When consideration is received, or we have an unconditional right to consideration in advance of delivery of goods or services, a contract liability is recorded. The transaction price can include non-refundable upfront fees, which are allocated to the identifiable performance obligations.

Contract assets are included within accounts receivables and contract liabilities are included in deferred revenue in our condensed consolidated balance sheets. The opening and closing balances of our contract asset and liability balances from contracts with customers as of December 31, 2020 and June 30, 2021 were as follows:

	Contracts Assets	Contracts Liabilities

Balance as of December 31, 2020	$5,361	$7,521
Balance as of June 30, 2021	11,917	4,729
Change	$6,556	$(2,792)

Revenues for the three and six months ended June 30, 2021 and 2020, include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Amounts included in the beginning of year contract liability balance	$877	$422	$4,427	$1,814

Costs to Obtain or Fulfill a Contract

The Company capitalizes commission expenses paid to internal sales personnel and sales agent commissions that are incremental to obtaining customer contracts, for which the related revenue is recognized over a future period. These costs are incurred on initial sales of product, maintenance and professional services and maintenance and support contract renewals. The Company defers these costs and amortizes them over the period of benefit, which the Company generally considers to be the contract term or length of the longest delivery period as contract capitalization costs in the condensed consolidated balance sheets. Commissions paid relating to contract renewals are deferred and amortized on a straight-line basis over the related renewal period as commissions paid on renewals are commensurate with commissions paid on initial sales transactions. Costs to obtain or fulfil contracts were not significant for the three months ended June 30, 2021 and 2020. Costs to obtain a contract for development and engineering service contracts are expensed as incurred in accordance with the practical expedient as the contractual period of these contracts are generally one year or less.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Warranty Liabilities

The Company provides a limited warranty for periods, usually ranging from 12 to 24 months, to all purchasers of its new products. Warranty expense is accrued on the sale of products and is recognized as a cost of revenue. The expense is estimated based on analysis of historic costs and other relevant factors.

Information regarding the changes in the Company’s product warranty liabilities for the three and six months ended June 30, 2021 and 2020 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Balance, beginning of period	$1,019	$986	$1,019	$981
Accruals	168	150	260	181
Settlements	(88)	(169)	(180)	(195)
Balance, end of period	$1,099	$967	$1,099	$967

4.	GOODWILL AND INTANGIBLE ASSETS, NET

The Company has goodwill of $13.6 million at June 30, 2021 and December 31, 2020 resulting from a prior acquisition.

Intangible assets, net consists of the following (in thousands):

	Weighted	June 30, 2021
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Internally developed technology	10	$7,810	$(2,017)	$5,793
Customer relationships	6	2,130	(917)	1,213
Trademarks	2	720	(720)	-
Non-compete	3	180	(155)	25
Total acquired intangible assets		$10,840	$(3,809)	$7,031

	Weighted	December 31, 2020
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Internally developed technology	10	$7,810	$(1,627)	$6,183
Customer relationships	6	2,130	(739)	1,391
Trademarks	2	720	(720)	-
Non-compete	3	180	(125)	55
Total acquired intangible assets		$10,840	$(3,211)	$7,629

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Amortization expense related to the Company’s intangible assets amounted to $0.3 million and $0.4 million for the three months ended June 30, 2021 and 2020, respectively, and $0.6 million and $0.8 million for the six months ended June 30, 2021 and 2020, respectively.

Estimated amortization expense for the remainder of 2021 and thereafter related to the Company’s intangible assets is as follows (in thousands):

2021	$593
2022	1,136
2023	1,136
2024	1,107
2025	781
Thereafter	2,278
$7,031

5.	OTHER ACCRUED EXPENSES

Other accrued expenses consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Accrued payroll and related benefits and taxes	$6,875	$6,812
Accrued royalties	4,350	3,401
Agent and sales commissions	3,659	2,501
Right-of-use lease liability, current portion	2,945	2,671
Tax liabilities	613	1,967
Product warranty liabilities	1,099	1,019
Marketing accruals	1,092	869
Manufacturing accruals	2,592	1,243
Other	3,026	2,055
	$26,251	$22,538

6.	SUBORDINATED DEBT

On August 6, 2015, the Company issued Golden Wayford Limited a $10.0 million subordinated Convertible Note Promissory Note (the “Golden Wayford Note”) pursuant to the subordinated Convertible Purchase Agreement dated such date. The Golden Wayford Note was amended and restated on November 28, 2017, to reduce the interest rate thereon and to reflect the application of the payment of $1.0 million of principal on such note. The Golden Wayford Note had an original maturity date of February 16, 2016, which through subsequent amendments was extended to June 30, 2020. The conversion rights related to this agreement expired on its maturity date, June 30, 2020, and on this date the loan was reclassified from Subordinated Convertible Debt to Subordinated Debt.

The principal and accrued interest under the Golden Wayford Note would have been automatically converted into common shares at the time of the next equity financing and consummated prior to, on or after the maturity date (June 30, 2020). Such conversion right expired in accordance with its term. Interest accrues at 5.0% per annum and is payable quarterly, however, because such payment is prohibited by the terms of the subordination, interest is (in accordance with the terms of the related promissory note) paid in kind.

On December 30, 2020, Pacific Western Bank (“PWB”) and Ally Bank (“Ally”) assigned their interests in a loan facility under the Second Amended and Restated Loan and Security Agreement (the “PWB Facility”) to certain new lenders pursuant to an assignment agreement (the “Assignment Agreement”) and PWB entered into a resignation and assignment agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and DBFIP ANI LLC (“Fortress”) became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The Golden Wayford Note was subordinate to the PWB Facility and, after giving effect to the Assignment Agreement, the Resignation Agreement and the Reaffirmation and Omnibus Amendment, is now subordinate to the obligations under the Fortress Credit Agreement (see Note 8). A limited waiver under the Fortress Credit Agreement waives each actual and prospective default and event of default existing under the Fortress Credit Agreement directly as a result of the non-payment of the Golden Wayford Note.

The Company had subordinated debt outstanding of $9.0 million, plus $1.3 million and $1.1 million of accrued interest as of June 30, 2021 and December 31, 2020, respectively.

7.	SUBORDINATED TERM LOAN – RELATED PARTY

On February 9, 2016, the Company entered into a $15.0 million subordinated term loan agreement with a related party (the “Subordinated Loan Agreement”) that was due to mature on February 9, 2018. On July 12, 2016, the Company entered into an additional $15.0 million Amendment No. 1 to Subordinated Term Loan Agreement that was due to mature on February 9, 2018. On July 3, 2017, the Company entered into Amendment No. 2 to the Subordinated Term Loan Agreement that extended the maturity date to June 30, 2019. On May 23, 2019, the Company entered into Amendment No. 3 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2020. On March 30, 2020, the Company entered into Amendment No. 4 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2021. On December 30, 2020, the Company entered into Amendment No. 5 to the Subordinated Term Loan Agreement that extended the maturity date of the later of (a) December 30, 2024 and (b) 365 days after the maturity date of the Fortress Credit Agreement (as in effect on December 30, 2020) (see Note 8). The note was subordinate to the PWB Facility and on December 30, 2020, the interests of PWB and Ally in the PWB Facility were assigned to new lenders pursuant to an Assignment Agreement (the “Assignment Agreement”) and PWB entered into a Resignation and Assignment Agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and Fortress became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility.

Prior to May 23, 2019, interest accrued at 2.475% per annum and was payable quarterly. In accordance with the amendments below, the interest rate changed as follows:

(a)	Amendment Number 3, on May 23, 2019, the interest rate changed to 9.0% per annum to be accrued;
(b)	Amendment Number 4, on March 30, 2020, the interest rate changed to 9.0% per annum through December 31, 2020 and from and after January 1, 2021, at a rate of 12.0% per annum to be accrued; and
(c)	Amendment Number 5, on December 30, 2020, the interest rate from January 1, 2021 and thereafter changed to 9.0% per annum to be accrued, subject to reversion to 12.0% if a condition subsequent is not satisfied. The subsequent condition was satisfied.

The principal and accrued interest may be repaid early without penalty.

The Company had a subordinated term loan outstanding of $30.0 million, plus $6.3 million and $4.8 million of accrued interest as of June 30, 2021 and December 31, 2020, respectively.

8.	SENIOR TERM LOAN

On December 30, 2020, the Company, together with Airspan IP Holdco LLC, Airspan Networks (SG) Inc., Mimosa Networks, Inc., Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K. as guarantors, (collectively the “Loan Parties”), together with the other parties thereto, entered into the Assignment Agreement, the Resignation and Assignment Agreement, and the Reaffirmation and Omnibus Amendment, the result of which was the amendment and restatement of the terms of the PWB Facility under the Fortress Credit Agreement with the new lenders as the lenders thereunder. Fortress in its capacity became the administrative agent, collateral agent and trustee for the lenders and other secured parties.

The Fortress Credit Agreement initial term loan total commitment of $34.0 million and a term loan commitment of $10.0 million were both funded to the Company on December 30, 2020. Pursuant to the Fortress Credit Agreement, the Company may expand the term loan commitment by $20.0 million subject to the terms and conditions of the agreement. The maturity date of the total loan commitment is December 30, 2024. The Fortress Credit Agreement contains a prepayment premium of 5.0% if the prepayment occurs during the period from December 30, 2021 through December 29, 2022, and 3.0% if the prepayment occurs during the period from December 30, 2022 through December 29, 2023. The Fortress Credit Agreement also contains a prohibition on prepayment during the period from December 30, 2020 through December 29, 2021. Subsequent to December 29, 2021, the Company may prepay this loan but will incur a related fee in the amount of a make-whole amount of interest that would have been payable had such prepayment not been made.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

As of June 30, 2021, the Company was in compliance with all applicable covenants under the Fortress Credit Agreement.

The Company had a senior term loan outstanding of $44.0 million, plus $1.2 million and $25.0 thousand of accrued interest as of June 30, 2021 and December 31, 2020, respectively.

9.	LONG-TERM DEBT

Long-term debt consists of:

	June 30, 2021	December 31, 2020
PPP Loan	$-	$2,087
Finnish Funding Agency for Technology and Innovation (“Tekes”)	443	458
	443	2,545
Less current portion – product development loan	(288)	(298)
Less accrued interest on product development loan – current	(155)	(160)
Total long-term debt	$-	$2,087

On April 27, 2020, under the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, administered by the Small Business Administration (“SBA”), the Company entered into a promissory note of approximately $2.1 million with First Home Bank (“PPP Loan”). The promissory note bears interest at a rate of 1% and is payable in monthly installments of principal and interest over 18 months beginning seven months from the date of this promissory note and continuing on the 5th day of each month thereafter. A final payment of the entire unpaid balance of principal and interest will be due on April 27, 2022, the maturity date. On March 8, 2021, the Company applied for the promissory note to be forgiven by the SBA in whole or in part and was notified on June 10, 2021 that the SBA has approved our application to forgive the entire loan and accrued interest. For the three and six months ended June 30, 2021, the Company recorded a gain on extinguishment of debt for the PPP Loan of $2.1 million and the accrued interest of $23 thousand, respectively for the PPP Loan.

At both June 30, 2021 and December 31, 2020, there were two capital loans amounting to $0.3 million with Tekes, the main public funding organization for research and development in Finland.

10.	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recorded at fair value are categorized based upon a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value.

The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when impairment is recognized. These assets include property, plant and equipment, goodwill and intangible assets, net. The Company did not record impairment to any non-financial assets in the three months ended June 30, 2021 and 2020. The Company does not have any non-financial liabilities measured and recorded at fair value on a non-recurring basis.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Financial Disclosures about Fair Value of Financial Instruments

The tables below set forth information related to the Company’s condensed consolidated financial instruments (in thousands):

	Level in	June 30, 2021		December 31, 2020
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	1	12,208	12,208	18,196	18,196
Restricted cash	1	187	187	422	422
Cash and investment in severance benefit accounts	1	3,516	3,516	3,567	3,567

Liabilities:
Subordinated term loan	2	36,325		34,756	24,327
Subordinated debt	2	10,316		10,065	6,624
Senior term loan	2	38,895		36,834	37,948
Long-term debt	2	-	-	2,087	2,087
Warrants (a)	3	12,291	12,291	7,632	7,632

(a)	As of June 30, 2021 and December 31, 2020, the fair value of warrants outstanding that are classified as liabilities are included in other long-term liabilities in the Company’s condensed consolidated balance sheets.

The fair value of the Company’s cash and cash equivalents and restricted cash approximate the carrying value because of their short-term nature of these accounts.

As of June 30, 2021, the fair value of the subordinated term loan, subordinated debt and senior term loan considered the senior status of the senior term loan (Fortress Credit Agreement), followed by the junior status of the subordinated term loan and subordinated debt. The implied yields of the senior term loan, subordinated term loan and subordinated debt were 10.92%, 15.51% and 14.62%, respectively.

As of December 31, 2020, the fair value of the subordinated term loan, subordinated debt and senior term loan considered the senior status of the senior term loan (Fortress Credit Agreement), followed by the junior status of the subordinated term loan and subordinated debt. The senior term loan face value was adjusted for $4.7 million of original issue discounts and $1.4 million of fair value of Series H warrants issued to lenders pursuant to the Fortress Credit Agreement, resulting in the fair value of the senior term loan totaling $37.9 million, with a 12.80% implied yield. The implied yields of the subordinated term loan and subordinated debt were 17.05% and 16.57%, respectively.

The estimated fair value of long-term debt approximated its carrying amount because based on the arrangement of the financing of the debt and pursuant to the terms of the CARES ACT, the Company applied for this debt to be forgiven by the SBA in whole or in part.

11.	COMMITMENTS AND CONTINGENCIES

The Company had commitments with its main subcontract manufacturers under various purchase orders and forecast arrangements of $76.6 million at June 30, 2021, the majority of which have expected delivery dates during the year ended December 31, 2021.

Certain officers of the Company have change in control payments that they would be entitled to receive in the event of a change in control.

Contingencies and Legal Proceedings

From time to time, the Company receives and reviews correspondence from third parties with respect to licensing their patents and other intellectual property in connection with the sale of the Company’s products. Disputes may arise with such third parties if an agreement cannot be reached regarding the licensing of such patents or intellectual property.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

On October 14, 2019, Barkan Wireless IP Holdings, L.P. (“Barkan”) filed a suit against Sprint Corporation and related entities (“Sprint”) alleging patent infringement based in part on two of the Company’s products, Airave 4 and Magic Box Gold. See Barkan Wireless IP Holdings, L.P. v. Sprint Corporation et al, Case No. 2:19-cv-00336-JRG (E.D. Tex.). On March 26, 2021, after a settlement between Barkan and Sprint, the Court granted an agreed motion to dismiss and the case was closed. Sprint has demanded that the Company indemnify Sprint $3,870,000 for a portion of the amounts Sprint paid to defend and settle the case. On April 27, 2021, Sprint gave notice that it intends to set-off amounts it owes the Company until Sprint’s indemnity demand is satisfied. The Company is currently evaluating Sprint’s indemnity demand and the extent of the Company’s indemnity obligation, if any.  On July 6, 2021 Airspan invoked its rights under the dispute resolution clause in its agreement with Sprint to call for a meeting with Sprint to discuss the unresolved dispute.  The parties are in negotiations on the matter in question.

On April 27, 2021, Magnacross LLC filed a complaint for patent infringement against the Company in the United States District Court for the District of Delaware.  The Complaint alleges infringement of United States Patent No. 6,917,304 (“the ‘304 Patent”).  The ‘304 Patent is titled “Wireless Multiplex [sic] Data Transmission System.”    On June 16, 2021 plaintiff filed a Notice of Voluntary Dismissal Without Prejudice, which the District Court approved by Order dated June 16, 2021.

Except as set forth above, the Company is not currently subject to any other material legal proceedings. The Company may from time to time become a party to various other legal proceedings arising in the ordinary course of its business. While the results of such claims and litigation cannot be predicted with certainty, the Company currently believes that it is not a party to any litigation the final outcome of which is likely to have a material adverse effect on the Company’s condensed consolidated financial position, results of operations or cash flows.

12.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK

Convertible preferred stock consists of the following shares at $0.0001 par value:

Series	Shares Authorized 6/30/2021	Shares issued and outstanding 6/30/2021	Shares issued and outstanding 12/31/2020
Convertible Preferred Stock
Series B	72,123	-	-
Series B-1	72,123	72,123	72,123
Series C	416,667	-	-
Series C-1	416,667	416,667	416,667
Series D	2,142,050	1,080,993	1,080,993
Series D-1	487,805	325,203	325,203
Series D-2	2,142,050	370,000	370,000

Senior Convertible Preferred Stock
Series E	1,008,742	615,231	615,231
Series E-1	659,310	393,511	393,511
Series F	398,401	352,076	352,076
Series F-1	46,325	46,325	46,325
Series G	740,987	740,987	740,987
Series G-1	202,100	-	-
Series H	487,806	181,294	168,288
	9,293,156	4,594,410	4,581,404

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Issuances of Convertible Preferred Stock as of June 30, 2021:

Description	Shares Issued	Issuance Price per share	Conversion Rate		Voting Rate	Liquidation Preference (in thousands)
Convertible Preferred Stock
Series B-1	72,123	$807.00	1.0		-	$58,203
Series C-1	416,667	$24.00	1.0		-	$10,000
Series D	1,080,993	$61.50	1.0		1.00	$66,481
Series D-1	325,203	$61.50	1.0		-	$20,000
Series D-2	370,000	$61.50	1.0		-	$22,755

Senior Convertible Preferred Stock
Series E	615,231	$91.00	1.04		1.04	$55,989
Series E-1	393,511	$91.00	1.04		-	$35,811
Series F	352,076	$107.93	1.755		1.755	$38,000
Series F-1	46,325	$107.93	1.755		-	$5,000
Series G	740,987	$61.50	1.0	*	1.00	$113,927
Series H	181,294	$61.50	1.0		1.00	$11,150

*	The Series G and G-1 Convertible Preferred Stock have special conversion rights in connection with an initial public offering or a SPAC merger whereby the Series G Convertible Preferred Stock shall receive shares to at least 2.5 times the amount paid for each preferred share.

Voting and Control

At June 30, 2021, Series B, B-1, C, C-1, D, D-1 and D-2 Convertible Preferred Stock and E, E-1, F, F-1, G, G-1 and H Senior Convertible Preferred Stock combined would convert into a total of approximately 94.5% of the Company’s outstanding common stock, Class B common stock and Class C common stock and represents approximately 92.2% of the Company’s outstanding voting power. At June 30, 2021, Oak Investment Partners held all of the Series B-1, C-1 and D-2 Convertible Preferred Stock, 66.8% of the Series D Convertible Preferred Stock, 52.6% of the Series F Senior Convertible Preferred Stock, 56.7% of the Series G Senior Convertible Preferred Stock and 31.4% of the Series H Senior Convertible Preferred Stock.

Dividends

At June 30, 2021 and December 31, 2020, the Company has no accumulated or accrued and unpaid dividends on the convertible preferred stock. There are no established dividends on any convertible preferred stock.

Warrants

The Company accounts for outstanding convertible preferred stock warrants that have been earned and are exercisable into shares of the Company’s convertible preferred stock as liabilities pursuant to Accounting Standards Codification 480, “Distinguishing Liabilities from Equity” as the warrants are exercisable into shares of convertible preferred stock that are contingently redeemable upon events outside the control of the Company. The warrant liability is included in Other Long-term Liabilities on the accompanying condensed consolidated balance sheets. The warrants are remeasured and recognized at fair value at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of Other expense, net on the accompanying condensed consolidated statements of operations.

In January 2021 and February 2021, the Company issued warrants for the purchase of 6,097 and 406, respectively, shares of Series H Convertible Preferred Stock to certain holders of its Series H Senior Convertible Preferred Stock (one warrant for every two shares of Series H Senior Convertible Preferred Stock purchased in January and February 2021, respectively) with an exercise price of $61.50 per share and a 5-year term (“Series H warrants”). The Company accounted for the initial fair value of the Series H warrants as a discount on the Series H Senior Convertible Preferred Stock issuance and recorded a corresponding warrant liability.

In June 2014, the Company issued warrants to purchase 203,252 shares of Series D Convertible Preferred Stock (originally 12,500 taking effect for 16.26 to 1 stock split) to holders of its Series D Convertible Preferred Stock with an exercise price of $61.50 per share, subject to certain performance requirements (the “D Warrants”). These warrants were unvested at December 31, 2020 and 2019 as the performance criteria had not been met and therefore, no liability has been recorded with respect to these instruments. The D warrants expired (unearned/unexercised) on January 31, 2021.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Warrants issued and outstanding as of June 30, 2021 and December 31, 2020:

	Warrants Outstanding
	Series D	Series D-1	Series H
Outstanding as of December 31, 2020	203,252	162,601	139,428
Issuance of warrants	-	-	6,503
Warrants expired	(203,252)	-	-
Outstanding as of June 30, 2021	-	162,601	145,931

The change in fair value of the warrant liability as of June 30, 2021 and December 31, 2020 was:

	Warrant Liability
(in thousands)	Series D-1	Series H	Total
As of December 31, 2020	$4,109	$3,523	$7,632
Fair value of warrants at issuance	-	142	142
Increase in fair value	3,541	976	4,517
As of June 30, 2021	$7,650	$4,641	$12,291

As of June 30, 2021 and December 31, 2020, the Series D-1 and Series H warrants fair value were determined using a hybrid scenario approach, including a Monte Carlo simulation. On March 3, 2021, Airspan reduced the exercise price of the D-1 warrants to $45.9875.

13.	SHARE-BASED COMPENSATION

The following table sets forth the activity for all common stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding, December 31, 2020	958,782	$22.88	6.79
Granted (a)	77,256	36.30	-
Exercised	(2,200)	(31.26)	-
Forfeited	(15,713)	(20.67)	-
Outstanding, June 30, 2021 (b)	1,018,125	$23.91	6.52
Exercisable, June 30, 2021 (c)	680,409	$21.17	5.62

(a)	The weighted average grant-date fair value of options granted during the six months ending June 30, 2021 was $24.27 per share.
(b)	The aggregate intrinsic value of all options outstanding as of June 30, 2021 was $14.3 million.
(c)	The aggregate intrinsic value of all vested/exercisable options as of June 30, 2021 was $11.5 million.

Because the Company maintained a full valuation allowance on its U.S. deferred tax assets, it did not recognize any tax benefit related to share-based compensation expense for the three and six months ended June 30, 2021 and 2020. As of June 30, 2021, there was $4.8 million of unrecognized compensation expense related to stock options to be recognized over a weighted average period of 2.42 years and $1.1 million of unrecognized compensation expense related to restricted stock awards to be recognized over a weighted average period of 7.39 years.

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table summarizes the number of authorized, unissued shares of common stock, under all employee stock plans, to be issued upon exercise as of June 30, 2021:

Plans	Number of Shares
Total options available to be granted	221,323
Total options outstanding	1,018,125
Total common stock reserved for future issuance under employee stock plans	1,239,448

The following table summarizes share-based compensation expense for the three and six months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Research and development	$254	$200	$468	$399
Sales and marketing	196	104	336	206
General and administrative	363	179	656	358
Cost of sales	14	12	28	24
Total share-based compensation	$827	$495	$1,488	$987

14.	NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of shares of common stock outstanding less the number of shares subject to repurchase.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(10,418)	$(11,053)	$(23,967)	$(24,068)

Denominator - basic and diluted:
Weighted average common shares outstanding	670,043	669,534	669,839	669,534

Net loss per share - basic and diluted	$(15.55)	$(16.51)	$(35.78)	$(35.95)

AIRSPAN NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table sets forth the amounts excluded from the computation of diluted net loss per share as their effect was anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Stock options outstanding (a)	1,018,125	980,946	1,018,125	980,946
Non-vested shares of restricted stock	72,989	68,557	72,989	68,557
Preferred stock and warrants (b):
Convertible Preferred Stock
Series B	—	72,123	—	72,123
Series B-1	72,123	—	72,123	—
Series C	—	416,667	—	416,667
Series C-1	416,667	—	416,667	—
Series D	1,080,993	1,450,993	1,080,993	1,450,993
Series D-1	325,203	325,203	325,203	325,203
Series D-2	370,000	—	370,000	—
Senior Convertible Preferred Stock
Series E	615,231	615,231	615,231	615,231
Series E-1	393,511	393,511	393,511	393,511
Series F	352,076	352,076	352,076	352,076
Series F-1	46,325	46,325	46,325	46,325
Series G	740,987	464,566	740,987	464,566
Series H	181,294	—	181,294	—
Warrants
Series D and D-1 warrants	162,602	585,624	162,602	585,624
Series H warrants	145,931	—	145,931	—

(a)	If the Company had reported net income, the calculation of these per share amounts would have included the dilutive effect of these common stock equivalents using the treasury stock method for stock options.
(b)	The convertible preferred stock and warrants referred to in Note [11] were also excluded on an as converted basis because their effect would have been anti-dilutive.

15.	RELATED PARTY TRANSACTIONS

As of both June 30, 2021 and December 31, 2020, there was an outstanding note receivable amounting to $87 thousand due from the Company’s President and Chief Executive Officer in connection with the purchase of 500,000 shares of the Company’s common stock. The note was originally entered into in 1999 in the amount of $130 thousand of which $43 thousand had been repaid at June 30, 2021. No interest is due on the debt. The debt is collateralized by Airspan stock.

As disclosed in Note [7], as of June 30, 2021 and December 31, 2020, the Company has a Subordinated Term Loan with a related party.

16.	EQUITY METHOD INVESTMENT

The Company accounts for its investment in a wholly-owned subsidiary, Dense Air, as an equity method investment. Dense Air has been funded by its sole lender through convertible debt with various restrictions and requirements including a conversion option on substantially all of the ownership interest in Dense Air. Dense Air was designed to acquire and hold specific assets and the fixed price conversion option is economically similar to a call option on the assets of Dense Air. Therefore, the Company concluded consolidation is not required. The Company did determine it has significant influence in the operations of Dense Air and therefore, has applied the equity method of accounting. Given Dense Air has operated at a loss since its inception, and the Company has not guaranteed the obligations of Dense Air or otherwise committed to provide further financial support, equity method accounting has been discontinued. The equity method investment has no value at June 30, 2021 and December 31, 2020.

There have been no dividends received from Dense Air for the three and six months ended June 30, 2021 and 2020.

On March 22, 2021, an investor acquired the sole lender to Dense Air’s rights and obligations under a convertible loan agreement. Concurrently, the Company received a notice of conversion from the investor to convert the outstanding amount of the loan into shares equating to 95% of the share capital of Dense Air. The conversion is contingent on regulatory consent in Australia, which is expected in the third quarter of 2021.

The Company receives reimbursement of its expenses for providing certain management support functions to Dense Air, a related party, which are not material.

17.	SUBSEQUENT EVENTS

The Company has evaluated events and transactions that occurred during the period from the balance sheet date through August 19, 2021, the date these consolidated financial statements were issued. Except as disclosed below, the Company is not aware of any other subsequent events which would require adjustment or disclosure in the consolidated financial statements.

On August 13, 2021, the Company consummated the previously announced SPAC Transaction with NBA, following which the Company became a wholly owned subsidiary of NBA (which subsequently changed its name to Airspan Networks Holdings Inc.).  Airspan Networks Holdings Inc.’s common stock is listed on the NYSE American and trades under the ticker symbol “MIMO.”